EXHIBIT 99.1

PRESS RELEASE	Investor/Media Contact: Raj Denhoy 415 828-1044 rdenhoy@establishmentlabs.com
Establishment Labs Appoints Peter Caldini as Chief Executive Officer

NEW YORK, NY, May 7, 2025 -- Establishment Labs Holdings Inc. (NASDAQ: ESTA), a global medical technology company dedicated to improving women’s health and wellness, principally in breast aesthetics and reconstruction announced today the appointment of Peter Caldini as Chief Executive Officer effective May 7, 2025. Mr. Caldini has served as Interim CEO since March 1, 2025, when Establishment Labs’ Founder and previous CEO Juan José Chacón-Quirós retired from the role.

After an extensive search process, it was clear that with his deep operational, commercial, and financial skills, Peter is the ideal person to lead Establishment Labs,” commented Nick Lewin, Chairman of the Board of Establishment Labs. “We have a vision and a mission that is very clear, and execution is paramount to ensure that we accomplish all our goals, including turning EBITDA positive in 2025 and cash flow positive in 2026. Our Founder, Juan José Chacón-Quirós continues as a board member and an integral part of the team, from supporting our continued R&D efforts, to ensuring the adoption of our products and technologies by the plastic surgery community. He will advocate around the world for Establishment Labs and its contributions to women’s health.”

“It is an honor to be leading Establishment Labs,” added Peter Caldini. “Our company has transformed breast aesthetics and reconstruction globally though innovation and science, and it is in a unique position to do so again as we launch in the United States. We are building an incredibly strong moat in a multibillion-dollar market. Our product suite is one of the most differentiated in medtech, and we are working aggressively to take and expand the market. Most exciting to me is what is in front of us: the chance to marry innovation and best-in-class products with operational excellence so that we can deliver to all our stakeholders, including women, plastic surgeons, and investors.”

Fillipo “Peter” Caldini joined Establishment Labs as President in 2024. Previously, he served as the Chief Executive Officer and Director of Acreage Holdings, Inc. from 2020 to 2023 and of Bespoke Capital Acquisition Corp from 2019 to 2020. From 2015 to 2019, Mr. Caldini worked at Pfizer Consumer Healthcare where he was the Regional President for North America and prior to that role, Regional President of EMEA. He worked at Bayer Consumer Healthcare from 2009 to 2014 where he held several roles of increasing responsibility, including Head of Emerging Markets, GM China, and Head of the Nutritionals Strategic Business Unit. Mr. Caldini received his undergraduate degree from Boston University, his MBA from Northeastern University, and a Master’s in International Economics and Management from SDA Bocconi.

About Establishment Labs

Establishment Labs Holdings Inc. is a global medical device company dedicated to improving women’s health and wellness in breast aesthetics and reconstruction through the power of science, engineering, and technology. The Company offers a portfolio of solutions for breast health, breast aesthetics, and breast reconstruction in over 90 countries. With over four million Motiva ® devices delivered to plastic and reconstructive surgeons since 2010, the Company’s products have created a new standard for safety and patient satisfaction. The company’s minimally invasive platform consists of Mia Femtech®, a unique minimally invasive experience for breast harmonization, and Preservé™, a breast tissue preserving and minimally invasive technology for breast augmentation, revision augmentation and mastopexy augmentation. GEM® is a next generation minimally invasive system for gluteal ergonomic modeling currently undergoing an IRB approved pivotal study. The Motiva Flora® tissue expander is used to improve outcomes in breast reconstruction following breast cancer and is the only regulatory-approved expander in the world with an integrated port using radio-frequency technology that is MRI conditional. Zensor™ is an RFID technology platform used to safely identify implantable devices from outside the body, and includes the company’s first biosensor Zenº™, currently part of an IRB approved pivotal study to measure core breast temperature. These solutions are supported by over 200 patent applications in 20 separate patent families worldwide and over 100 scientific and clinical studies and publications in peer reviewed journals. Establishment Labs manufactures at two facilities in Costa Rica compliant with all applicable regulatory standards under ISO13485:2024 and FDA 21 CFR 820. Please visit our website for additional information at www.establishmentlabs.com.

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